Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Investor Relations
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results

Marine Business Delivers Strong Top-Line Growth and Margin Expansion

Consolidated First Quarter GAAP Diluted EPS of $(0.42)1 and As Adjusted Diluted EPS of $0.99

2019 Full-Year Marine Business EPS Guidance Remains Unchanged
METTAWA, Ill., April 25, 2019 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2019:
First Quarter 2019 Highlights:

	Q1 2019
$ millions (except per share data)	GAAP	Increase/(Decrease)	As Adjusted	Increase/(Decrease)
Marine Business Net Sales	$1,050.7	8.7%	$1,050.7	10.4%
Marine Business Operating Earnings	$114.1	20.7%	$124.5	18.3%
Marine Business Operating Margin	10.9%	110 bps	11.8%	80 bps
Marine Business Operating Leverage	23%		20%
Marine Business Diluted EPS	$0.87		$0.94
Consolidated Net Sales	$1,275.9	5.3%	$1,275.9	6.7%
Consolidated Operating Margin	(2.2)%	NM	10.0%	10 bps
Diluted EPS	$(0.42)	NM	$0.99	(2)%

bps = basis points NM = not meaningful
1 GAAP Diluted EPS includes an after-tax charge of $103.0 million related to a goodwill impairment in the Fitness segment; please see page 5 of this release and the tables in the Appendix for more information and reconciliations.

"As anticipated, our marine business delivered strong results in the first quarter," said Brunswick Chief Executive Officer David Foulkes. "These results reflect the continued successful execution of our marine strategy, focusing on product and technology leadership, growth initiatives, and operational excellence.

"Our Marine Engine segment continued to post strong top-line growth, led by benefits from the Power Products acquisition and healthy demand for recently introduced higher horsepower outboard products.  These sales gains, along with impressive operating leverage and margin accretion, led to robust earnings growth in this segment. The boat business reported modest sales growth led by gains in premium offerings, including Sea Ray Sport Boats and Cruisers, while earnings declined slightly. Finally, our Fitness business made significant progress toward separation, and reported top-line and margin results mostly consistent with our expectations for the quarter.

"After a slower than expected start to the marine selling season, due in part to more challenging weather conditions in much of the U.S., we believe that global unit market demand for the year will reflect modest growth. As a result, we will continue to execute against our plans and our overall marine strategy and believe that 2019 will be another year of solid earnings growth further enhancing shareholder value," Foulkes continued.

Marine Business Definition

With the pending separation of the Fitness business, we are again providing additional results, commentary, and guidance for the Company exclusive of the Fitness segment results. This presentation provides increased visibility into the performance and expectations of the marine operations and will minimize adjustments to guidance when the separation is complete. Therefore, when used, the term "marine business" means the consolidated Brunswick enterprise, excluding the impact or results of the Fitness segment as though it were reported as a discontinued operation.

2019 First Quarter Results

For the first quarter of 2019, Brunswick reported consolidated net sales of $1,275.9 million, up from $1,211.4 million a year earlier, with $15.1 million of sales related to Sport Yacht and Yacht operations in the first quarter of 2018. As a reminder, these operations were wound down in the third quarter of 2018.

Diluted EPS for the quarter was $(0.42) on a GAAP basis versus $0.99 on an as adjusted basis. Comparative first quarter earnings results, including reconciliations of GAAP to as adjusted amounts, are shown below:

	Quarter Ended
	Operating Earnings (Loss)		Diluted Earnings (Loss) Per Share
$ millions (except per share data)	Q1 2019	Q1 2018	Q1 2019	Q1 2018
GAAP	$(28.6)	$105.1	$(0.42)	$0.82
Restructuring, exit, integration and impairment charges	141.5	3.8	1.29	0.03
Separation costs	7.8	1.7	0.07	0.01
Purchase accounting amortization	7.2	—	0.06	—
Sport Yacht & Yacht operations	—	8.1	—	0.07
Special Tax Items	—	—	(0.01)	0.08
As Adjusted	$127.9	$118.7	$0.99	$1.01
Percent Increase (Decrease)	8%		(2)%

GAAP Operating Margin	(2.2)%	8.7%	NM
Adjusted Operating Margin	10.0%	9.9%	10 bps

bps = basis points NM = not meaningful

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $171.4 million at the end of the first quarter, down $132.8 million from year-end 2018 levels. This reflects seasonal reductions resulting from cash used by operating activities during the first three months of the year of $79.4 million, which increased by $12.3 million versus the prior year, primarily as a result of a tax refund received in the first quarter of 2018.

In addition, investing and financing activities resulted in a net cash usage of $53.7 million during the first quarter, which lowered cash and marketable securities balances. Investing and financing activities during the year-to-date period included

$88.1 million of capital expenditures, $63.0 million of net proceeds from issuances and retirements of debt, and $18.3 million of dividend payments.

Marine Engine Segment

The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $766.0 million in the first quarter of 2019, up 11.5 percent from $687.1 million in the first quarter of 2018. The Power Products acquisition contributed approximately 8 percent to the growth rate in the quarter. International sales, which represented 32 percent of total segment sales in the quarter, were up 15 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $112.9 million, which included $7.2 million of purchase accounting amortization related to the Power Products acquisition. This compares with $95.7 million of operating earnings in the first quarter of 2018.

The addition of Power Products and strong gains in outboard engines drove sales increases in the quarter. Operating earnings growth was positively affected by these sales increases, as well as by favorable impacts from changes in sales mix.

Boat Segment

The Boat segment, which manufactures and distributes recreational boats, reported net sales of $373.3 million for the first quarter of 2019, a decrease from $376.5 million in the first quarter of 2018. Net sales in the first quarter of 2018 included $15.1 million of Sport Yacht and Yacht sales. International sales, which represented 27 percent of total segment sales in the quarter, decreased by 2 percent compared to the prior year. For the first quarter of 2019, the Boat segment reported operating earnings of $22.0 million, which included $2.0 million of restructuring, exit, integration, and impairment charges. This compares to operating earnings of $14.4 million in the first quarter of 2018 which included $8.1 million of Sport Yacht and Yacht operating losses and $2.6 million of restructuring, exit, integration, and impairment charges.

Sales and operating earnings comparisons were both affected by the absence of activity related to the Sport Yacht and Yacht business. Excluding this factor, sales increased, including benefits from strong gains in premium categories. Despite positive mix benefits, operating earnings declined as margins were temporarily influenced by less favorable plant efficiencies at certain of its boat facilities, due in part to new product integrations and related complexities. In addition, the boat business had elevated spending on profit improvement initiatives in the quarter.

Fitness Segment

The Fitness segment, which manufactures and distributes cardiovascular and strength fitness equipment and active recreation products, reported net sales in the first quarter of 2019 of $225.2 million, a decrease from $244.4 million in the first quarter of 2018. International sales, which represented 49 percent of total segment sales in the quarter, decreased 10 percent when compared to the first quarter of 2018. For the quarter, the Fitness segment reported operating losses of $139.1 million, which included $138.3 million of restructuring, exit, integration, and impairment charges, mostly related to an impairment of goodwill resulting from a re-evaluation of the fair value of the Fitness reporting unit, which was informed by significant progress made on the sale process, and $1.7 million of separation costs. This compares with operating earnings of $11.0 million in the first quarter of 2018, which included $1.2 million of restructuring, exit, integration, and impairment charges.

As anticipated, the Fitness segment's revenue comparisons reflected lower sales to value-oriented health clubs, along with softness in certain international markets. The decline in operating earnings resulted from the goodwill impairment, costs related to investments in product and systems ahead of the separation, other cost inflation and inefficiencies, and lower sales.

2019 Outlook

"Our outlook for 2019 remains consistent with our existing three-year strategic plan, with top-line growth and strong operating leverage generating solid returns for our shareholders," said Foulkes.

"Our full-year guidance for the combined marine business remains relatively unchanged. Absent significant changes in the macro-economic climate and the marine market, we anticipate overall revenue growth rates in the range of 8 to 10 percent which, while slightly lower than the previous estimate, still represents strong top-line growth for the year. Operating expenses are estimated to be lower than 2018 on a percentage of sales basis as we continue to fund investments in growth while driving improved cost efficiencies. We believe that these factors, together with ongoing benefits from new products and acquisitions, will enable strong leverage and margin growth, and allow us to achieve our initial operating earnings growth guidance for the marine business of high-teens percent for the year.

"Our expectations for the Fitness business remain unchanged. For the year, we anticipate net sales to decline mid-single digit percent from 2018 levels, reflecting lower sales to value-oriented health clubs and stable market demand. We expect gross margin levels to remain consistent with 2018 levels, with operating margins declining due to increased spending in advance of the separation. Finally, we expect the profitability of the business in the second quarter to look similar to the first quarter results, with a significant majority of the 2019 earnings anticipated in the back half of the year.

"Given the factors discussed above, our guidance for 2019 as adjusted diluted EPS, excluding the Fitness business, remains in the range of $4.50 to $4.70. Inclusive of the estimated full-year results of the Fitness business, our guidance for 2019 as adjusted diluted EPS remains in the range of $4.80 to $5.05," Foulkes concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures used in this release is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to the Power Products acquisition.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit, integration, and impairment costs, special tax items, costs related to the planned Fitness business separation, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 866-353-8985 (passcode: Brunswick Q1). Callers outside of North America should call 409-217-8085 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EST Tuesday April 30, 2019, by calling 855-859-2056 or international dial 404-537-3406 (passcode: 8077528). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending, tight consumer credit markets, and the level of consumer confidence on the demand for our products and services; our ability to successfully implement our strategic plan and growth initiatives; our ability to integrate targeted acquisitions, including the Global Marine & Mobile Business of Power Products; the possibility that the proposed Fitness business separation may not provide business benefits, or may not be consummated within the anticipated time period or at all; having to record an impairment to the value of goodwill and other assets; changes to U.S. trade policy and tariffs; the inability to identify and complete targeted acquisitions; the risk that strategic divestitures may not provide business benefits; the potential for disruption to our business in connection with the Fitness business separation or Power Products acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value creation from these transactions will not be realized or will not be realized within the expected time period; negative currency trends, including shifts in exchange rates; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; adverse economic, credit, and capital market conditions; loss of key customers; attracting and retaining skilled labor and implementing succession plans for key leadership; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a the result of new tariffs on raw materials, increased demand for shipping carriers, and transportation disruptions; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing our manufacturing footprint; outages, breaches, or other cybersecurity events regarding our technology systems, which could result in lost or stolen information and associated remediation costs; our ability to meet pension funding obligations; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; certain divisive shareholder activist actions; joint ventures that do not operate solely for our benefit; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2018. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick, and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, NAUTIC-ON, OnBoard Boating Club and Rentals; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group, and SCIFIT fitness equipment; and Brunswick billiards tables, accessories, and game room furniture. For more information, visit https://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018	% Change
Net sales	$1,275.9	$1,211.4	5%
Cost of sales	938.4	901.4	4%
Selling, general and administrative expense	189.6	163.5	16%
Research and development expense	35.0	37.6	-7%
Restructuring, exit, integration and impairment charges	141.5	3.8	NM
Operating earnings (loss)	(28.6)	105.1	NM
Equity earnings	1.9	1.0	90%
Other expense, net	(1.6)	(0.0)	NM
Earnings (loss) before interest and income taxes	(28.3)	106.1	NM
Interest expense	(19.8)	(6.7)	NM
Interest income	0.4	0.7	-43%
Earnings (loss) before income taxes	(47.7)	100.1	NM
Income tax provision (benefit)	(11.4)	27.2	NM
Net earnings (loss)	$(36.3)	$72.9	NM

Earnings (loss) per common share:
Basic	$(0.42)	$0.83	NM
Diluted	$(0.42)	$0.82	NM

Weighted average shares used for computation of:
Basic earnings (loss) per common share	87.5	88.1
Diluted earnings (loss) per common share	87.5	88.8

Effective tax rate	23.9%	27.2%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018	% Change
Reconciliations
Net sales	$1,275.9	$1,211.4	5%
Sport Yacht & Yacht operations (1)	—	(15.1)
Adjusted net sales	$1,275.9	$1,196.3	7%

Gross margin	$337.5	$310.0	9%
Sport Yacht & Yacht operations (1)	—	3.6
Adjusted gross margin	$337.5	$313.6	8%

Operating earnings (loss)	$(28.6)	$105.1	NM
Restructuring, exit, integration and impairment charges	141.5	3.8
Separation costs (2)	7.8	1.7
Purchase accounting amortization (3)	7.2	—
Sport Yacht & Yacht operations (1)	—	8.1
Adjusted operating earnings	$127.9	$118.7	8%

Earnings (loss) before income taxes	$(47.7)	$100.1	NM
Restructuring, exit, integration and impairment charges	141.5	3.8
Separation costs (2)	7.8	1.7
Purchase accounting amortization (3)	7.2	—
Sport Yacht & Yacht operations (1)	—	8.1
Adjusted pretax earnings	$108.8	$113.7	-4%

Earnings (loss) per common share	$(0.42)	$0.82	NM
Restructuring, exit, integration and impairment charges	1.29	0.03
Separation costs (2)	0.07	0.01
Purchase accounting amortization (3)	0.06	—
Sport Yacht & Yacht operations (1)	—	0.07
Special tax items	(0.01)	0.08
Adjusted diluted earnings per common share	$0.99	$1.01	-2%

(1) In the second quarter of 2018, the Company announced its intention to wind down Sport Yacht & Yacht operations. Sport Yacht & Yacht operations had operating losses of $8.1 million for the three months ended March 30, 2018, consisting of $15.1 million of Net sales, $18.7 million of Cost of sales (COS) and $4.5 million of Selling, general and administrative expense (SG&A). Activity related to Sport Yacht & Yacht operations was not material in 2019.

(2) During the three months ended March 30, 2019 and March 31, 2018, the Company recorded $7.8 million and $1.7 million, respectively, of charges within SG&A related to the planned Fitness business separation. The charges in 2019 consisted of $6.1 million within Corporate/Other and $1.7 million within the Fitness segment, and the charge in 2018 was recorded within Corporate/Other.

(3) In the third quarter of 2018, the Company acquired Power Products – Global Marine & Mobile, resulting in acquisition-related purchase accounting amortization of $7.2 million for the three months ended March 30, 2019, recorded within SG&A within the Marine Engine segment.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Mar 30, 2019	Mar 31, 2018	% Change	Mar 30, 2019	Mar 31, 2018	% Change	Mar 30, 2019	Mar 31, 2018
Marine Engine	$766.0	$687.1	11%	$112.9	$95.7	18%	14.7%	13.9%
Boat	373.3	376.5	-1%	22.0	14.4	53%	5.9%	3.8%
Marine eliminations	(88.6)	(96.6)	-8%	—	—
Total Marine	1,050.7	967.0	9%	134.9	110.1	23%	12.8%	11.4%

Fitness	225.2	244.4	-8%	(139.1)	11.0	NM	-61.8%	4.5%
Corporate/Other	—	—		(24.4)	(16.0)	53%
Total	$1,275.9	$1,211.4	5%	$(28.6)	$105.1	NM	-2.2%	8.7%

Segment Information - As Adjusted

	Three Months Ended
	Net Sales (1)			Operating Earnings (Loss) (2)			Operating Margin
	Mar 30, 2019	Mar 31, 2018	% Change	Mar 30, 2019	Mar 31, 2018	% Change	Mar 30, 2019	Mar 31, 2018
Marine Engine	$766.0	$687.1	11%	$120.1	$95.7	25%	15.7%	13.9%
Boat	373.3	361.4	3%	24.0	25.1	-4%	6.4%	6.9%
Marine eliminations	(88.6)	(96.6)	-8%	—	—
Total Marine	1,050.7	951.9	10%	144.1	120.8	19%	13.7%	12.7%

Fitness	225.2	244.4	-8%	0.9	12.2	-93%	0.4%	5.0%
Corporate/Other	—	—		(17.1)	(14.3)	20%
Total	$1,275.9	$1,196.3	7%	$127.9	$118.7	8%	10.0%	9.9%

(1) Net sales for the three months ended March 31, 2018 excludes $15.1 million related to Sport Yacht & Yacht operations.

(2) Operating earnings (loss) for the three months ended March 30, 2019 excludes $156.5 million of charges; Corporate/Other excludes $6.1 million of separation costs and $1.2 million of restructuring, exit, integration and impairment charges; the Marine Engine segment excludes $7.2 million of purchase accounting amortization; the Fitness segment excludes $138.3 million of restructuring, exit, integration and impairment charges (including a goodwill impairment charge of $137.2 million) and $1.7 million of separation costs; and the Boat segment excludes $2.0 million of restructuring, exit, integration and impairment charges.

Operating earnings (loss) for the three months ended March 31, 2018 excludes $13.6 million of charges; the Boat segment excludes $8.1 million of losses from Sport Yacht & Yacht operations and $2.6 million of restructuring, exit, integration and impairment charges; Corporate/Other excludes $1.7 million of separation costs; and Fitness segment excludes $1.2 million of restructuring, exit, integration and impairment charges.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	March 30, 2019
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$524.2	$273.9	$115.1	$913.2
Europe	119.2	36.7	45.4	201.3
Asia-Pacific	56.1	5.4	35.7	97.2
Canada	31.3	50.0	6.4	87.7
Rest-of-World	35.2	7.3	22.6	65.1
Marine eliminations	(88.6)	—	—	(88.6)
Total	$677.4	$373.3	$225.2	$1,275.9

Major Product Lines
Propulsion	$400.0	$—	$—	$400.0
Parts & Accessories	366.0	—	—	366.0
Aluminum Freshwater Boats	—	166.2	—	166.2
Recreational Fiberglass Boats	—	115.0	—	115.0
Saltwater Fishing Boats	—	90.2	—	90.2
Commercial Cardio Fitness Equipment	—	—	121.5	121.5
Commercial Strength Fitness Equipment	—	—	84.8	84.8
Consumer Fitness Equipment	—	—	18.9	18.9
Other	—	1.9	—	1.9
Marine eliminations	(88.6)	—	—	(88.6)
Total	$677.4	$373.3	$225.2	$1,275.9

	Three Months Ended
	March 31, 2018
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$476.5	$274.7	$121.6	$872.8
Europe	97.8	43.1	53.4	194.3
Asia-Pacific	50.4	7.0	42.1	99.5
Canada	28.9	46.8	7.1	82.8
Rest-of-World	33.5	4.9	20.2	58.6
Marine eliminations	(96.6)	—	—	(96.6)
Total	$590.5	$376.5	$244.4	$1,211.4

Major Product Lines
Propulsion	$379.0	$—	$—	$379.0
Parts & Accessories	308.1	—	—	308.1
Aluminum Freshwater Boats	—	161.6	—	161.6
Recreational Fiberglass Boats	—	127.7	—	127.7
Saltwater Fishing Boats	—	85.7	—	85.7
Commercial Cardio Fitness Equipment	—	—	132.3	132.3
Commercial Strength Fitness Equipment	—	—	90.9	90.9
Consumer Fitness Equipment	—	—	21.2	21.2
Other	—	1.5	—	1.5
Marine eliminations	(96.6)	—	—	(96.6)
Total	$590.5	$376.5	$244.4	$1,211.4

(1) Includes net sales related to Sea Ray Sport Yacht & Yacht operations; for the three months ended March 30, 2019, Sport Yacht & Yacht sales were $0.3 million, consisting of $0.3 million in the United States; for the three months ended March 31, 2018, Sport Yacht & Yacht sales were $15.1 million, consisting of $14.8 million in the United States, $0.7 million in Asia-Pacific and ($0.4) million in Canada.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	March 30, 2019	December 31, 2018	March 31, 2018
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$161.5	$294.4	$284.0
Restricted cash	9.1	9.0	9.4
Short-term investments in marketable securities	0.8	0.8	0.8
Total cash and short-term investments in marketable securities	171.4	304.2	294.2
Accounts and notes receivable, net	683.7	550.7	623.6
Inventories
Finished goods	650.2	614.2	562.0
Work-in-process	112.1	106.1	133.1
Raw materials	228.8	223.4	208.0
Net inventories	991.1	943.7	903.1
Prepaid expenses and other	91.6	81.6	41.8
Current assets	1,937.8	1,880.2	1,862.7

Net property	811.2	805.3	722.7

Other assets
Goodwill	634.1	767.1	428.3
Other intangibles, net	636.7	646.4	148.0
Operating lease right-of-use assets	99.2	—	—
Deferred income tax asset	109.4	96.1	171.0
Equity investments	38.5	34.6	29.5
Other long-term assets	62.9	56.0	42.4
Other assets	1,580.8	1,600.2	819.2

Total assets	$4,329.8	$4,285.7	$3,404.6

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$40.9	$41.3	$5.1
Accounts payable	473.3	527.8	431.0
Accrued expenses	691.5	687.4	640.3
Current liabilities	1,205.7	1,256.5	1,076.4

Debt	1,245.6	1,179.5	428.9
Other long-term liabilities	351.6	267.1	418.5
Shareholders’ equity	1,526.9	1,582.6	1,480.8
Total liabilities and shareholders’ equity	$4,329.8	$4,285.7	$3,404.6

Supplemental Information
Debt-to-capitalization rate	45.7%	43.5%	22.7%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018
Cash flows from operating activities
Net earnings (loss)	$(36.3)	$72.9
Stock compensation expense	3.3	1.9
Depreciation and amortization	39.8	27.8
Pension expense, net of funding	0.3	0.9
Asset impairment charges	138.7	—
Deferred income taxes	(3.4)	20.0
Changes in certain current assets and current liabilities	(211.2)	(224.2)
Long-term extended warranty contracts and other deferred revenue	1.2	2.6
Fitness business separation costs	7.8	—
Cash paid for Fitness business separation costs	(1.5)	—
Income taxes	(16.2)	32.5
Other, net	(1.9)	(1.5)
Net cash used for operating activities	(79.4)	(67.1)

Cash flows from investing activities
Capital expenditures	(88.1)	(37.1)
Investments	(3.8)	(4.8)
Proceeds from the sale of property, plant and equipment	—	0.1
Other, net	—	(0.2)
Net cash used for investing activities	(91.9)	(42.0)

Cash flows from financing activities
Proceeds from issuances of short-term debt	215.0	—
Payments of short-term debt	(215.0)	—
Net proceeds from issuances of long-term debt	222.0	—
Payments of long-term debt including current maturities	(159.0)	(0.1)
Common stock repurchases	—	(35.0)
Cash dividends paid	(18.3)	(16.6)
Proceeds from share-based compensation activity	0.5	1.0
Tax withholding associated with shares issued for share-based compensation	(6.8)	(9.3)
Other, net	(0.2)	—
Net cash provided by (used for) financing activities	38.2	(60.0)

Effect of exchange rate changes	0.3	4.3
Net decrease in Cash and cash equivalents and Restricted cash	(132.8)	(164.8)
Cash and cash equivalents and Restricted cash at beginning of period	303.4	458.2

Cash and cash equivalents and Restricted cash at end of period	170.6	293.4
Less: Restricted cash	9.1	9.4
Cash and cash equivalents at end of period	$161.5	$284.0

Reconciliation
Free cash flow
Net cash used for operating activities	$(79.4)	$(67.1)

Net cash provided by (used for):
Plus: Capital expenditures	(88.1)	(37.1)
Plus: Proceeds from the sale of property, plant and equipment	—	0.1
Plus: Effect of exchange rate changes	0.3	4.3
Less: Cash paid for Fitness business separation costs, net of tax	0.3	—
Free cash flow	$(167.5)	$(99.8)

Brunswick Corporation - Selected Financial Information, As Adjusted Excluding Fitness (in millions, except per share data) (unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018
Reconciliations
Net sales	$1,275.9	$1,211.4
Net sales, Fitness (1)	(225.2)	(244.4)
Net sales, Marine Business	1,050.7	967.0
Sport Yacht & Yacht operations (2)	—	(15.1)
Adjusted net sales, Marine Business	$1,050.7	$951.9

Gross margin	$337.5	$310.0
Gross margin, Fitness (1)	(58.0)	(66.9)
Gross margin, Marine Business	279.5	243.1
Sport Yacht & Yacht operations (2)	—	3.6
Adjusted gross margin, Marine Business	$279.5	$246.7

Operating earnings (loss)	$(28.6)	$105.1
Operating (earnings) loss, Fitness (1)	142.7	(10.6)
Operating earnings, Marine Business	114.1	94.5
Restructuring, exit, integration and impairment charges	3.2	2.6
Purchase accounting amortization (3)	7.2	—
Sport Yacht & Yacht operations (2)	—	8.1
Adjusted operating earnings, Marine Business	$124.5	$105.2

Operating margin, Marine Business	10.9%	9.8%
Adjusted operating margin, Marine Business	11.8%	11.1%

Earnings (loss) before income taxes	$(47.7)	$100.1
(Earnings) loss before income taxes, Fitness (1)	142.7	(11.0)
Earnings before income taxes, Marine Business	95.0	89.1
Restructuring, exit, integration and impairment charges	3.2	2.6
Purchase accounting amortization (3)	7.2	—
Sport Yacht & Yacht operations (2)	—	8.1
Adjusted earnings before income taxes, Marine Business	$105.4	$99.8

Diluted earnings (loss) per common share	$(0.42)	$0.82
Diluted (earnings) loss per common share, Fitness (1)	1.29	(0.10)
Diluted earnings per common share, Marine Business	0.87	0.72
Restructuring, exit, integration and impairment charges	0.03	0.02
Purchase accounting amortization (3)	0.06	—
Special tax items	(0.02)	0.08
Sport Yacht & Yacht operations (2)	—	0.07
Adjusted diluted earnings per common share, Marine Business	$0.94	$0.89

(1) Results of the Fitness segment are shown as if the business were reported as a discontinued operation.
(2) In the second quarter of 2018, the Company announced its intention to wind down Sport Yacht & Yacht operations. In order to reflect the results of businesses the Company expects to operate going forward, the results of Sport Yacht & Yacht operations are excluded from adjusted metrics for 2018. Activity related to Sport Yacht & Yacht operations was not material in 2019.

(3) In the third quarter of 2018, the Company acquired Power Products – Global Marine & Mobile, resulting in acquisition-related purchase accounting amortization. For purposes of comparability, these charges are excluded from adjusted metrics.